Press Release
Exhibit 99.1

DOLLAR THRIFTY BOARD NAMES NEW CHAIRMAN

Tulsa, Oklahoma,  November 29, 2010:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) announced today that Thomas P. Capo will be succeeded as Chairman of the Board by Richard W. Neu, effective immediately.

After more than 20 years’ association with the Company and 13 years as a Director, Mr. Capo also notified the Company that he intends to retire from the Board at the 2011 annual meeting of stockholders.   “Tom has been a mainstay of the Board.  His deep knowledge of the Company and the automotive industry has made him an invaluable member of the Dollar Thrifty team, particularly as we faced the significant challenges of recent years,” said Scott L. Thompson, Chief Executive Officer and President of the Company.  “We thank him for his contribution to our success, and we look forward to his continued association with Dollar Thrifty until his retirement in 2011.”

Thompson continued, “We are also very pleased that Rick Neu has agreed to assume the Chairmanship.  Rick brings a wealth of experience and perspective to the Board, and we are confident that the Company will continue to thrive under his leadership.”  Mr. Neu has been a director of the Company since February 2006 and most recently served as chief financial officer, treasurer and director of Charter One Financial, Inc., a publicly held financial institution in Cleveland, Ohio.

About Dollar Thrifty Automotive Group, Inc.

Through its Dollar Rent A Car and Thrifty Car Rental brands, the Company has been serving value-conscious leisure and business travelers since 1950.  The Company maintains a strong presence in domestic leisure travel in virtually all of the top U.S. and Canadian airport markets, and also derives a significant portion of its revenue from international travelers to the U.S. under contracts with various international tour operators.  Dollar and Thrifty have approximately 300 corporate locations in the United States and Canada, with approximately 6,000 employees located mainly in North America. In addition to its corporate operations, the Company maintains global service capabilities through an expansive franchise network of over 1,250 franchises in 81 countries.  For additional information, visit http://www.dtag.com or the brand sites at http://www.dollar.com and http://www.thrifty.com.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations:
Kindra Marts
Director – Investor Relations
(918) 669-2119
kindra.marts@dtag.com